April 2009 Preliminary Terms No. 4 Registration Statement No. 333-145845 Dated March 27, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Equities

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset. Once the asset has decreased below a specified buffer level, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated and, (i) if the closing value of the asset has not declined below the specified buffer level, the Buffered PLUS will redeem for par or (ii) if the closing value of the asset is below the buffer level, the investor will lose 1% for every 1% decline below the specified buffer level, subject to a minimum payment at maturity. The Buffered PLUS are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the Buffered PLUS are subject to the creditworthiness of the Barclays Bank PLC.

SUMMARY TERMS

Issuer:	Barclays Bank PLC
Maturity date:	May 28, 2010
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$[—]
Payment at maturity:

If the final index value is greater than the initial index value:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

$10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10 x the index performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	May 25, 2010, subject to adjustment for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$[11.65] to $[12.15] per Buffered PLUS ([116.50]% to [121.50]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	April , 2009 (expected to price on or about April 23, 2009)
Original issue date:	April , 2009 (5 business days after the pricing date)
CUSIP:	06740C394
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley & Co. Incorporated (“Morgan Stanley”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.20	$9.80
Total	$[—]	$[—]	$[—]

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per Buffered PLUS. Please see “Syndicate Information” on page 8 for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus dated February 10, 2009, Prospectus Supplement dated February 10, 2009, and

Index Supplement dated February 10, 2009

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, the index supplement dated February 10, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the each of these documents may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor — Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that these preliminary terms is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital Inc.	Morgan Stanley, as selected dealer

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Additional Terms of the Buffered PLUS

You should read these preliminary terms together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 and the index supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Buffered PLUS are a part. These preliminary terms, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

■	Prospectus Supplement filed February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

■	Prospectus filed February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

■	Index Supplement filed February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023313/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Buffered PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Buffered PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley & Co. Incorporated is acting in its capacity as a selected dealer.

April 2009	Page 2

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010 (the “Buffered PLUS”) can be used:

■	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.

■	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

■

To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while investing fewer dollars through utilization of the leverage factor.

■	To obtain a buffer against a specified range of negative performance in the underlying index.

Maturity:	13 months

Leverage factor:	200%

Maximum payment at maturity:	$[11.65] to $[12.15] per Buffered PLUS ([116.50]% to [121.50]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date)

Buffer amount:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

NASDAQ-100 Index® Overview

The NASDAQ-100 Index® was developed by NASDAQ OMX and is calculated, maintained and published by NASDAQ OMX. First published in January 1985, the NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market. The NASDAQ-100 Index® includes companies across a variety of major industry groups. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Buffered PLUS. The NASDAQ-100 Index® is reported by Bloomberg under the ticker symbol “NDX <Index>“.

The information on the NASDAQ-100 Index® provided in these preliminary terms should be read with the discussion under the heading “Non-Proprietary Indices — Equity Indices — NASDAQ-100 Index®” in the index supplement.

Information on the NASDAQ-100 Index® as of market close on March 19, 2009

Bloomberg Ticker Symbol:	NDX

Current Index Level:	1,204.21

52 Weeks Ago:	1,715.59

52 Week High (on 6-5-08):	2,055.11

52 Week Low (on 11-20-08):	1,036.51

April 2009	Page 3

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

The following graph sets forth the historical performance of the NASDAQ-100 Index® based on the weekly closing levels of the NASDAQ-100 Index® from January 2, 2004 through March 19, 2009. The closing level of the Index on March 19, 2009 was 1,204.21.

We obtained the closing levels of the NASDAQ-100 Index® below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the NASDAQ-100 Index® should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Valuation Date. We cannot give you assurance that the performance of the NASDAQ-100 Index® will result in the return of any of your initial investment.

Past performance is not indicative of future results

Key Investment Rationale

The Buffered PLUS offer 200% leveraged upside on the positive performance of the underlying index, subject to a maximum payment at maturity of $[11.65] to $[12.15] per Buffered PLUS ([116.50]% to [121.50]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date), and provide a buffer against a decline of 10% in the underlying index, ensuring a minimum return of $1.00 at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Payment Scenario 1	The underlying index increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 200% of the index percent increase, subject to a maximum payment at maturity of $[11.65] to $[12.15] per Buffered PLUS ([116.50]% to [121.50]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
Payment Scenario 2	The underlying index declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.
Payment Scenario 3	The underlying index declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10%. (Example: if the underlying index decreases in value by 25%, the Buffered PLUS will redeem $8.50, or 85% of the stated principal amount.) The minimum payment at maturity is $1.00 per Buffered PLUS.

April 2009	Page 4

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Summary of Selected Key Risks (see page 11)

■	90% of the principal amount is at risk.

■	No interest payments.

■	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

■

The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

■	Investing in the Buffered PLUS is not equivalent to investing in the underlying index.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.

■

Any payment to be made on the Buffered PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

■

The Buffered PLUS will not be listed on any exchanges, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity

■	Economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors.

■	Hedging and trading activity could potentially affect the value of the Buffered PLUS.

■	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

April 2009	Page 5

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus, prospectus supplement and index supplement, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying index on the valuation date. Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Barclays Bank PLC’s Medium-Term Notes, Series A. All payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

Expected Key Dates

Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2009 (expected to price on or about April 23, 2009)	April , 2009 (5 business days after the pricing date)	May 28, 2010, subject to postponement due to market disruption events

Key Terms
Issuer:	Barclays Bank PLC
Underlying index:	NASDAQ-100 Index®
Underlying index publisher:	NASDAQ OMX
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount:	$[—]
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

$10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10 x the index performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	[—], the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	May 25, 2010, subject to adjustment for certain market disruption events
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$[11.65] to $[12.15] per Buffered PLUS ([116.50]% to [121.50]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date.)
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.

April 2009	Page 6

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Key Terms
Index closing value:	For any index business day, the closing value of the underlying index published at the regular weekday close of trading on that index business day. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets —Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-86 of the accompanying prospectus supplement.
Risk factors:	Please see “Risk Factors” on page 11.

General Information

Listing:	We do not intend to list the Buffered PLUS on any securities exchange
CUSIP:	06740C394
Tax considerations:

Some of the tax consequences of your investment in the Buffered PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Buffered PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Buffered PLUS are uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Buffered PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Buffered PLUS as a pre-paid cash-settled executory contract with respect to the index. If the Buffered PLUS are so treated, the Buffered PLUS should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale or maturity of your Buffered PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. Such gain or loss would generally be long term capital gain or loss if you have held your Buffered PLUS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Buffered PLUS in the manner described above. This opinion assumes that the description of the terms of the Buffered PLUS in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Buffered PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your Buffered PLUS as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Buffered PLUS, you should also examine the discussion about tax risks in “Risk Factors — Structure Specific Risk Factors”, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Buffered PLUS or any amounts payable on your Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-106 in the accompanying prospectus supplement.
Contact:	Morgan Stanley clients may contact their Morgan Stanley sales representative or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 866-477-4776. A copy of the each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 1101) or 200 Cedar Knolls Road, Building E, 4th Floor — Attn: US Syndicate Operations, Whippany, NJ 07981

April 2009	Page 7

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Syndicate Information

Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS for any single investor
[$10.000]	[$0.2500]	[<$999K]
[$9.9750]	[$0.2250]	[$1MM-$2.99MM]
[$9.9625]	[$0.2125]	[$3MM-$4.99MM]
[$9.9500]	[$0.2000]	[>$5MM]

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2009	Page 8

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10

Leverage factor:	200%

Buffer amount:	10%

Hypothetical maximum payment at maturity:	$11.90 (119% of the stated principal amount) (based on the midpoint of the range) from [116.5%] to [121.50%] of the stated principal amount.

Minimum payment at maturity:	$1.00

How it works

■

If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the hypothetical maximum payment at maturity of $11.90. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 109.5% of the initial index value.

■

If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10.

April 2009	Page 9

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

■

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10%. The minimum payment at maturity is $1.00.

■	For example, if the underlying index depreciates 30%, investors would lose 20% of their principal and receive only $8.00 at maturity, or 80% of the stated principal amount.

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10    +    leveraged upside payment;

subject to the maximum payment at maturity:

		Leveraged Upside Payment
Principal		Principal		Leverage Factor		Index Percent Increase

$10	+	$10	×	200%	×	final index value – initial index value
						initial index value

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10    x    Index Performance Factor)    +    $1.00

Principal		Index Performance Factor		Minimum Payment at Maturity
$10	×	final index value	+	$1.00
		initial index value

Because the index performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

April 2009	Page 10

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the Buffered PLUS involves significant risks. Investing in the Buffered PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

■

Buffered PLUS do not pay interest and provide a minimum return of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS. If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold, a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index, plus $1.00 per Buffered PLUS.

■

The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $[11.65] to $[12.15] per Buffered PLUS, or [116.50]% to [121.50]% of the stated principal amount (the actual maximum payment at maturity will be determined on the pricing date). Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to [116.50]% to [121.50]% of the stated principal amount for the Buffered PLUS, any increase in the final index value over the initial index value by more than [8.25]% to [10.75]% of the initial index value will not increase the return on the Buffered PLUS.

■

Credit of the Issuer: The Buffered PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

■

Market price influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

■

Investing in the Buffered PLUS is not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

■

Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

April 2009	Page 11

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

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The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Buffered PLUS. We do not intend to list the Buffered PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS.

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Economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and the issuer’s affiliates are potentially adverse to your interests as an investor in the Buffered PLUS. As calculation agent, Barclays Bank PLC will determine the initial index value and the final index value, and calculate the amount of cash you will receive at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity.

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Hedging and trading activity could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could decrease the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. The federal income tax treatment of the Buffered PLUS is uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Buffered PLUS even though you will not receive any payments with respect to the Buffered PLUS until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Buffered PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS.

April 2009	Page 12

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Information about the NASDAQ-100 Index®

The NASDAQ-100 Index®. The NASDAQ-100 Index® was developed by NASDAQ OMX and is calculated, maintained and published by NASDAQ OMX. First published in January 1985, the NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market. The NASDAQ-100 Index® includes companies across a variety of major industry groups. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Buffered PLUS. The NASDAQ-100 Index® is reported by Bloomberg under the ticker symbol “NDX <Index>“.

The information on the NASDAQ-100 Index® provided in these preliminary terms should be read with the discussion under the heading “Non-Proprietary Indices — Equity Indices — NASDAQ-100 Index®” in the index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 2, 2004 through March 19, 2009. The closing level of the underlying index on March 19, 2009 was 1,204.21. We obtained the closing levels of the NASDAQ-100 Index® below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the NASDAQ-100 Index® should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Valuation Date. We cannot give you assurance that the performance of the NASDAQ-100 Index® will result in the return of any of your initial investment.

NASDAQ-100 Index®	High	Low	Period End
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,516.64	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,412.74	1,621.12
2005
First Quarter	1,621.12	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,772.36	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,084.93	1,673.03	1,781.93
Second Quarter	2,055.11	1,781.93	1,837.09
Third Quarter	1,964.38	1,496.15	1,594.63
Fourth Quarter	1,594.63	1,036.51	1,211.65
2009
First Quarter (as of March 19, 2009)	1,281.65	1,043.87	1,204.21

April 2009	Page 13

Buffered PLUS Based on the Value of the NASDAQ-100 Index® due May 28, 2010

Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of these preliminary terms, which will be the fifth business day following the expected pricing date (this settlement cycle being referred to as “T+5”). See “Plan of Distribution” in the prospectus supplement.

April 2009	Page 14